UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. _________)

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HMS HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On February 22, 2021, HMS Holdings Corp., a Delaware corporation (“HMS,” the “Company,” “we,” “us” or “our”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the Special Meeting of Stockholders to be held on March 26, 2021 to, among other things, approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Gainwell Acquisition Corp., a Delaware corporation (“Gainwell”), Mustang MergerCo Inc., a Delaware corporation and a wholly owned subsidiary of Gainwell (“Merger Sub”), and Gainwell Intermediate Holding Corp., a Delaware corporation, pursuant to which Merger Sub will merge with and into HMS (the “Merger”), with HMS continuing as the surviving corporation and a wholly owned subsidiary of Gainwell.

As of March 12, 2021, eight lawsuits have been filed by alleged HMS shareholders against the Company and its directors related to the Merger Agreement: Stein v. HMS Holdings Corp. et al, Case No. 1-21-cv-01108, was filed in the United States District Court for the Southern District of New York on February 8, 2021; Blum v. Holdings Corp. et al, Case No. 1:21-cv-01207, was filed in the United States District Court for the Southern District of New York on February 10, 2021; Urbanowicz v. Holdings Corp. et al, Case No. 1:21-cv-00732-MKB-CLP, was filed in the United States District Court for the Eastern District of New York on February 10, 2021; Waterman v. HMS Holdings Corp. et al, Case No. 1:21-cv-00198-UNA, was filed in the United States District Court for the District of Delaware on February 12, 2021; Carlisle v. HMS Holdings Corp. et al, Case No. 1:21-cv-00593-KLM, was filed in the United States District Court of Colorado on February 26, 2021; Morgan v. HMS Holdings Corp. et al, Case No. 1:21-cv-00595-STV, was filed in the United States District Court of Colorado on February 26, 2021; Ciccotelli v. HMS Holdings Corp. et al, Case No. 2:21-cv-01027-JS, was filed in the United States District Court for the Eastern District of Pennsylvania on March 3, 2021; and Finger v. HMS Holdings Corp. et al, Case No. 1:21-cv-00736, was filed in the United States District Court of Colorado on March 11, 2021.

Each of the complaints name as defendants the Company and certain members of the Company’s board of directors. The Stein complaint also names Gainwell and Merger Sub as defendants. Each of the complaints allege violations of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934. The complaints generally allege that the Schedule 14(a) Preliminary Proxy Statement, filed with the SEC on February 4, 2021, omits material information with respect to the proposed transaction and the valuation analyses performed by the Company’s financial advisors regarding the proposed transaction, which renders the Proxy Statement false and misleading.

The complaints seek, among other things, (i) injunctive relief preventing the consummation of the proposed transaction, (ii) damages, and (iii) plaintiffs’ attorneys’ and experts’ fees and expenses. The Company believes the claims asserted in complaints are without merit and intends to vigorously defend against them.

While the Company believes that the disclosure set forth in the Proxy Statement complies fully with applicable law, in order to moot plaintiffs’ disclosure claims, avoid nuisance, possible expense and delay, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). Nothing in the Supplemental Disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the Proxy Statement. To the contrary, the Company specifically denies all allegations in the Lawsuits and the Demand that any additional disclosure was or is required.

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

The Merger – Background of the Merger

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the second from the last paragraph under that heading on page 41 of the Proxy Statement, as follows:

Between late April 2020 and late August 2020, the Board and the M&A Committee (then comprised of directors Craig Callen, Richard Stowe and Cora Tellez; in July 2020, Ms. Tellez had replaced William Miller III, who previously served on the M&A Committee until the time of his passing) held various meetings by videoconference, with members of HMS management and representatives of Barclays and Latham present, to discuss the Board’s evaluation of a strategic review process, including a potential sale, as well as market activity and timing for HMS to explore such a process. During this period, at the direction of the M&A Committee, HMS formally retained Barclays to assist with the evaluation of broad-based strategic alternatives. Barclays was selected because of its familiarity with HMS and its qualifications, reputation and experience in the valuation of businesses and securities in comparable strategic review processes. Also during this period, the Board and the M&A Committee, in consultation with their legal and financial advisors, determined that in light of improved market conditions following the peak of the COVID-19 pandemic and various other political and business factors, it was an opportune time to evaluate pursuing a potential strategic transaction. At the recommendation of the M&A Committee, the Board unanimously agreed to move forward with the first phase of a transaction process and begin outreach to potential buyer parties. The Board determined, after consultation with its legal and financial advisors, that a focused solicitation should be pursued to minimize risks of public disclosure and potential customer disruption, and instructed Barclays to contact a group of counterparties that the Board determined, after consultation with Barclays, constituted or could constitute feasible counterparties, and whose participation was not likely to increase the potential for leaks or disruption to HMS’s ongoing business operations.

The disclosure under the heading “The Merger—Background of the Merger” is hereby supplemented by adding the underlined disclosure to the last paragraph under that heading on page 44 of the Proxy Statement and continuing on page 45 of the Proxy Statement, as follows:

On December 13, 2020, the Board held a meeting by videoconference, with members of HMS’s senior management and representatives of Barclays and Latham present. Representatives of Barclays provided an overview of the process to date, noting that Party A and Private Equity Firm D/Party B had recently indicated they would not be pursuing the opportunity and updated the Board on recent interactions with the two remaining bidders: Veritas Capital/Gainwell and Private Equity Firm C. Barclays reviewed its preliminary financial analysis of HMS. Representatives of Latham reviewed with the Board a summary of key provisions in the auction draft of the merger agreement provided to the remaining bidders and the types of matters HMS could anticipate would likely be negotiated. Following discussion, the Board determined that the M&A Committee would meet to review any proposed changes to mark-ups of the merger agreement submitted by the remaining bidders by the deadline. Thereafter, the representatives of Barclays excused themselves from the meeting and representatives of Latham provided an overview of the letter that Barclays delivered to the Board earlier that day, which updated the prior letter that Barclays delivered to HMS in February 2020 before the potential counterparties were known, regarding certain of Barclays’ relationships with HMS and potential counterparties to a strategic transaction with HMS. Following discussion, the Board determined that the relationships disclosed in such letter would not adversely affect Barclays’ independence.

The Merger – Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.

The following supplemental disclosure amends and restates in its entirety the table following the first full paragraph under the heading “The Merger—Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.” on page 55 of the Proxy Statement:

Company	2021 EV/ Adj/ EBITDA	2021 P/E
Cerner Corporation	13.0x	24.1x
R1 RCM Inc.	22.5x	41.1x
MultiPlan Corporation	13.6x	NM*
Change Healthcare Inc.	10.7x	11.9x
Inovalon Holdings, Inc.	13.8x	25.0x
Allscripts Healthcare Solutions, Inc.	7.9x	20.3x
NextGen Healthcare, Inc.	11.7x	20.0x
HealthStream, Inc.	14.4x	NM*
Mean	13.4x	23.7x
Median	13.3x	22.2x
* Labeled as “NM” or “Not Meaningful” where the multiple was greater than 50x.

The disclosure under the heading “The Merger— Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.—Selected Precedent Transaction Analysis” is hereby supplemented by adding the underlined disclosure to the first paragraph under that heading on page 56 of the Proxy Statement, as follows:

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to HMS with respect to the size, mix, margins and other characteristics of their businesses, the transactions having occurred within the past 5 years and financial information with respect to each such transaction being publicly available at the time of announcement of the applicable transaction.

The following supplemental disclosure amends and restates in its entirety the table following the second paragraph under the heading “The Merger— Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.—Selected Precedent Transaction Analysis” on page 56 of the Proxy Statement:

Announce Date	Acquiror	Target	Deal Value ($ in millions)	EV to LTM Adj. EBITDA Multiple
7/12/20	Churchill Capital Corp III	MultiPlan, Inc.	$11,138	14.7x
6/19/18	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	$4,896	17.9x
3/7/18	Inovalon Holdings, Inc.	ABILITY Network	$1,200	16.6x
10/10/17	Express Scripts Holding Company	eviCore healthcare	$3,600	13.6x
8/29/17	UnitedHealth Group Incorporated	The Advisory Board Company	$1,300	12.0x
1/5/17	Gartner, Inc.	CEB Inc.	$3,229	13.5x
8/9/16	EQT Partners Inc.	Press Ganey Holdings, Inc.	$2,293	16.8x
4/27/16	Leonard Green & Partners, L.P.	ExamWorks Group, Inc.	$2,008	14.3x
4/25/16	Veritas Capital Fund Management, L.L.C.	Verisk Analytics, Inc. (Healthcare Business)	$820	10.0x
2/18/16	International Business Machines Corporation	Truven Holding Corp.	$2,600	17.3x

The disclosure under the heading “The Merger— Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.—Discounted Cash Flow Analysis” is hereby supplemented by adding the underlined disclosure to the second paragraph under that heading on page 57 of the Proxy Statement, as follows:

To calculate the estimated range of EVs of HMS using the discounted cash flow method, Barclays added (i) HMS's projected after-tax unlevered free cash flows for the three month period from October 1, 2020 to December 31, 2020 and for the fiscal years from 2021 through 2024 based on management projections to (ii) the "terminal value" of HMS as of the end of fiscal year 2024, and discounted such amounts to its present value using a mid-year convention and a range of selected discount rates. Such unlevered free cash flow data was not prepared by HMS management, or included in the HMS management forecasts provided to Barclays for purposes of its financial analyses, but was arithmetically derived using the HMS management forecasts approved for Barclays’ use by the Board. Nevertheless, unlevered free cash flow data is being presented in the tables relating to the HMS management forecasts above in order to provide a more complete understanding of the data utilized by Barclays in conducting its financial analyses. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense, amortization (excluding amortization of purchased intangibles) and adding depreciation and amortization (excluding amortization of purchased intangibles), subtracting capital expenditures, acquisition expenditures and adjusting for changes in working capital. Stock-based compensation expense was assumed to be a cash expense for the purposes of the analysis. The range of residual value of HMS at the end of the forecast period, or “terminal value,” was estimated by applying perpetuity growth rates ranging from 4.0% to 4.5%, based on long-term growth expectations in healthcare spending, to the estimated unlevered free cash flow for HMS for fiscal year 2024, based on the management projections and normalized by setting depreciation and amortization equal to capital expenditures per HMS management. Barclays then applied a range of discount rates of 9.0% to 10.0% selected based on an analysis of the weighted average cost of capital of HMS and the comparable companies used in the “Selected Comparable Company Analysis” described above (the “Capital Asset Pricing Model”). Barclays then calculated a range of implied prices per share of HMS by subtracting net debt of $48 million as of September 30, 2020 from the estimated range of EVs using the discounted cash flow method and dividing such amount by the fully diluted number of shares of HMS common stock (calculated based on 88.571 million basic shares outstanding, 1.415 million restricted stock units and 3.212 million options outstanding at a weighted average exercise price of $24.92, each per HMS management). This analysis implied a range of value per share of HMS common stock of $23.80 to $31.79.

The disclosure under the heading “The Merger— Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.—Leveraged Acquisition Analysis” is hereby supplemented by adding the underlined disclosure to the paragraph under that heading on page 58 of the Proxy Statement, as follows:

Barclays performed a leveraged acquisition analysis in order to ascertain a price for HMS common stock which might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the Merger and based upon current market conditions. Barclays assumed the following in its analysis, based on management projections and current market data: (i) a debt capital structure of HMS comprised of pro forma leverage of total debt to EBITDA of 7.0x, (ii) an equity investment that would achieve an internal rate of return of 17.5% on equity invested during a five-year period, and (iii) a projected EBITDA terminal value multiple of 11.5x to 14.5x for such period. Based upon these assumptions and the management projections, Barclays calculated a range of implied prices per share of HMS common stock of $27.18 to $31.93.

The disclosure under the heading “The Merger— Fairness Opinion of HMS’s Financial Advisor: Barclays Capital Inc.—Illustrative Present Value of Future Stock Price Analysis” is hereby supplemented by adding the underlined disclosure to the first paragraph under that heading on page 58 of the Proxy Statement, as follows:

Barclays performed an illustrative analysis of the implied present value (“PV”) of an illustrative future value per share of HMS common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial projections and valuation multiples. Barclays first calculated the implied future enterprise values of HMS for fiscal year end 2021 and each of the next two fiscal year ends by applying ratios of HMS's EV to EBITDA for the next twelve months (“NTM”) period ranging from 11.5x to 14.5x to NTM EBITDA estimates for HMS as reflected in the management projections for each of the 2021, 2022 and 2023 fiscal years. The illustrative EV to NTM EBITDA multiple estimates were derived by Barclays utilizing its professional judgment and experience, taking into account current and historical trading data and the EV to NTM EBITDA multiple for HMS as of December 18, 2020. Barclays then calculated a range of implied prices per share of HMS common stock by (i) subtracting the projected amount of HMS's net debt as of each respective fiscal year end, as reflected in the management projections and (ii) dividing such amount by the estimated fully diluted number of shares of HMS common stock derived from management projections (calculated based on 88.571 million basic shares outstanding, 1.415 million restricted stock units and 3.212 million options outstanding at a weighted average exercise price of $24.92, each per HMS management).

The Merger – Certain Financial Forecasts

The disclosure under the heading “The Merger—Certain Financial Forecasts” is hereby amended by adding the underlined disclosures to the first table on page 62 of the Proxy Statement, as follows:

(in millions)	2020F	2021E	2022E	2023E	2024E
Coordination of Benefits (COB)	$470	$501	$531	$561	$593
Payment Integrity (PI)	$153	$178	$199	$222	$248
Population Health Management (PHM)	$55	$64	$77	$91	$106
M&A	$—	$25	$30	$61	$73
Total Revenue	$678	$768	$837	$935	$1,020
Cost of Sales	$(460)	$(507)	$(546)	$(605)	$(656)
Gross Profit	$218	$262	$291	$329	$364
SG&A	$(119)	$(124)	$(129)	$(137)	$(144)
Total Operating Expenses	$(578)	$(630)	$(674)	$(743)	$(800)
Operating Income	$100	$138	$162	$192	$220
Interest Expense	$(9)	$(12)	$(12)	$(12)	$(12)
Interest Income	2	0	0	0	0
Other Income	$3	$—	$—	$—	$—
Pre-Tax Income	$95	$127	$151	$180	$209
Income Tax	$(22)	$(36)	$(43)	$(52)	$(62)
Net Income	$73	$91	$108	$128	$147
Net Income Adjustments:
Depreciation and Amortization	$49	$54	$53	$56	$58
Net Interest	$7	$11	$11	$11	$11
Income Tax	$22	$36	$43	$52	$62
EBITDA	$151	$192	$215	$248	$278
EBITDA Adjustments:
Stock-based compensation expense	$24	$23	$25	$28	$31
Transaction and integration costs	$9	$—	$—	$—	$—
Adjusted EBITDA	$185	$215	$240	$276	$309
Less: D&A (ex. Intangible Amort.)	$(38)	$(41)	$(40)	$(42)	$(43)
Less: Stock-based compensation expense	$(24)	$(23)	$(25)	$(28)	$(31)
Adj. EBITA (ex. Intangible Amort.)	$123	$151	$175	$206	$235
Less: Taxes	$(28)	$(42)	$(50)	$(60)	$(69)
NOPAT(1)	$94	$108	$125	$146	$165

(1)Net operating profit after tax (“NOPAT”) is a non-GAAP financial measure calculated by starting with Non-GAAP operating income (loss) and making an associated non-GAAP tax adjustment.

Additional Information and Where to Find It

This Supplemental Disclosure to Proxy Statement may be deemed solicitation material in respect of the Merger. This Supplemental Disclosure to Proxy Statement does not constitute a solicitation of any vote or approval. In connection with the proposed Merger, HMS has filed the Proxy Statement, as well as other relevant documents concerning the proposed transaction with the SEC. This Supplemental Disclosure to Proxy Statement is not a substitute for the Proxy Statement or any other document that may be filed by HMS with the SEC. BEFORE MAKING ANY VOTING DECISION, HMS’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED BY HMS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of the Proxy Statement and other documents HMS files with the SEC through the website maintained by the SEC at www.sec.gov. HMS makes available free of charge at www.hms.com (in the “SEC Filings” subsection of the “Financials and Filings” section under the “Investors” heading), copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

HMS and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from HMS’s stockholders in connection with the proposed Merger. Security holders may obtain information regarding the names, affiliations and interests of HMS’s directors and executive officers in the Proxy Statement, which may be obtained free of charge as noted above.

Cautionary Statement Regarding Forward-Looking Statements

This Supplemental Disclosure to Proxy Statement and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement contain certain information, including financial estimates and statements as to, among other things, the expected timing, completion and effects of the Merger, which may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact or relating to present facts or current conditions included in this Supplemental Disclosure to Proxy Statement and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement are forward-looking statements. Forward-looking statements may include words such as “aim,” “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “future,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “project,” “seek,” “strategy,” “target,” “trend,” “will,” “would,” “could,” “should,” and variations of such terms and similar expressions, although some forward-looking statements may be expressed differently.

Forward-looking statements are not guarantees and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from past results and from those indicated by such forward-looking statements if known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate. These risks and uncertainties include, among other things:

•	the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to satisfy the conditions to the consummation of the Merger;

•	the failure by Gainwell or Merger Sub to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring HMS to pay a termination fee;

•	the risk that the Merger disrupts HMS’s current plans and operations or diverts management’s attention from its ongoing business;

•	the effect of the announcement of the Merger on the ability of HMS to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business;

•	the effect of the announcement of the Merger on HMS’s operating results and business generally; the amount of costs, fees and expenses related to the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to diverting the attention of our management and employees from ongoing business operations;

•	the risk that HMS’s stock price may decline significantly if the Merger is not consummated;

•	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against HMS and others;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to our stockholders that are treated as U.S. Holders for United States federal income tax purposes;

•	the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent publicly traded company;

•	the course of the COVID-19 pandemic and the responses to the pandemic, and their effects on our business and operations, including those of our customers and partners, and general economic, business and market conditions; our ability to execute our business plans or growth strategy;

•	our ability to innovate, develop or implement new or enhanced solutions or services;

•	the nature of acquisition, investment, strategic relationship and divestiture opportunities we are pursuing, and our ability to successfully execute on such opportunities;

•	our ability to successfully integrate acquired businesses and operations and realize synergies;

•	significant and increased competition related to our solutions and services;

•	variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions;

•	our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks, including during a catastrophic or extraordinary event, such as COVID-19;

•	our ability to protect our intellectual property rights, proprietary technology, information processes and know-how;

•	our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers;

•	customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts;

•	our inability to manage our relationships with data sources and suppliers;

•	our reliance on subcontractors and other third-party providers and parties to perform services;

•	our ability to secure future contracts and favorable contract terms through the competitive bidding process;

•	pending or threatened litigation; unfavorable outcomes in legal proceedings;

•	our success in attracting and retaining qualified employees and members of our management team;

•	our ability to generate sufficient cash to cover our interest and principal payments under our credit facility;

•	changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate;

•	unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions;

•	risks relating to our international operations, including political, regulatory, economic, foreign exchange, tax compliance and other risks;

•	changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations;

•	our failure to comply with applicable laws and regulations governing individual privacy and information security, domestically and internationally, or to protect such information from theft and misuse;

•	our ability to comply with current and future legal and regulatory requirements;

•	negative results of government or customer reviews, audits or investigations;

•	state or federal limitations related to outsourcing of certain government programs or functions;

•	restrictions on bidding or performing certain work due to perceived conflicts of interests;

•	the market price of our Common Stock and lack of dividend payments;

•	anti-takeover provisions in our corporate governance documents; and

•	the other important factors discussed under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” of our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q and in other documents we file with the SEC.

Consequently, all of the forward-looking statements we make in this Supplemental Disclosure to Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are cautioned not to place undue reliance upon any of these forward-looking statements. Our stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.